Exhibit 10.60
COLLATERAL ASSIGNMENT OF LICENSE AGREEMENT
     THIS COLLATERAL ASSIGNMENT OF LICENSE AGREEMENT (this “Assignment”), dated as of June 26, 2006, is by and between RedEnvelope, Inc., a Delaware corporation (the “Assignor”), and Wells Fargo Retail Finance, LLC, as Lender (as defined in the Loan Agreement defined below) (hereinafter referred to as “Assignee”).
RECITALS
     WHEREAS, Assignor has entered into that certain License Agreement dated as of May 31, 2005 (as heretofore or hereafter amended, supplemented, modified and/or restated from time to time, the “Agreement”), with Rincon 365 Borrower, LLC (as successor in interest to Harrison 160, LLC) (the “Licensor”);
     WHEREAS, by the execution of this Assignment, Assignor desires to induce Assignee to extend certain financial accommodations to Assignor (the “Loan”) pursuant to that certain Loan and Security Agreement dated of even date herewith, by and between Assignee, as Borrower, and Assignor, as Lender (as hereafter amended, supplemented, modified and/or restated from time to time, the “Loan Agreement”); and
     WHEREAS, Assignee is unwilling to execute, deliver or perform under the Loan Agreement or other Loan Documents (as defined in the Loan Agreement) unless the Assignor collaterally assigns its rights under the Agreement to Assignee to secure the Loan and all Liabilities (as such term is defined in the Loan Agreement).
     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
AGREEMENT
     1. As collateral security for all debts, liabilities, or obligations of Assignor now existing or hereafter arising under the Loan Documents, including, without limitation, the Liabilities, Assignor hereby assigns, transfers and sets over to Assignee all of its rights, but not its obligations, under the Agreement. Assignor hereby grants to Assignee a continuing security interest in and to all of its rights in, under, and pursuant to the Agreement.
     2. Assignee shall have no obligation or duty to perform any of the obligations of the Assignor under the Agreement, all of which shall remain the sole and exclusive duty and obligation of the Assignor; provided that if Assignee shall at any time pursuant to Section 3 or 4 hereto exercise any right of Assignor under the Agreement to receive services provided by the Licensor pursuant to the Basic License Terms attached to the Agreement, then Assignee shall be obligated to pay Licensor the amounts set forth in the Basic License Terms (or such other amounts as may be agreed by and between Assignee and Licensor) from and after the date of, and during the continuance of, such exercise by Assignee.

     3. The rights assigned hereunder include, and are not limited to, any and all rights of enforcement regarding warranties, representations, covenants and indemnities made by Licensor under the Agreement, and all rights, claims or causes of action against Licensor for any breach or violation by Licensor of the provisions of the Agreement; provided, however, that so long as there exists no Event of Default (as defined in the Loan Agreement), Assignor may enforce all of the rights, claims or causes of action which Assignor may have under the Agreement, but only to the extent such enforcement is not inconsistent with Assignee’s interest under this Assignment or the Loan Agreement, and provided that any proceeds received by Assignor from such enforcement are applied to the Liabilities.
     4. Upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), Assignee may enforce, at the cost and expense of Assignor, either in its own name or in the name of Assignor, all rights of Assignor under the Agreement, including, without limitation, to (i) bring suit to enforce any rights under the Agreement, (ii) compromise or settle any disputed claims as to rights under the Agreement, (iii) give releases or acquittances of rights under the Agreement, and/or (iv) do any and all things necessary, convenient, desirable or proper to fully and completely effectuate the collateral assignment of the rights under the Agreement pursuant hereto.
     5. Assignor hereby constitutes and appoints the Assignee or the Assignee’s designee as Assignor’s attorney-in-fact with full power in Assignor’s name, place and stead to, upon the occurrence and during the continuance of an Event of Default, do or accomplish any of the aforementioned undertakings and to execute such documents or instruments in the name or stead of Assignor as may be necessary, convenient, desirable or proper in the Assignee’s sole and exclusive discretion. The aforementioned power of attorney shall be a power of attorney coupled with an interest and irrevocable. In the event any action is brought by the Assignee to enforce any rights under the Agreement, Assignor agrees to fully cooperate with and assist the Assignee in the prosecution thereof.
     6. Licensor is hereby authorized to recognize Assignee’s claims and rights hereunder without investigating any reason for any action taken by Assignee or the validity or the amount of the obligations under the Loan Agreement and Loan Documents or existence of any default thereunder.
     7. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.
     8. This Assignment may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
     9. This Assignment shall be binding upon Assignor and Assignor’s successors and assigns and shall benefit the Assignee and the Assignee’s successors and assigns, provided that (a) Assignor may not assign or transfer its rights or obligations under this Assignment or any interest herein or delegate its duties hereunder, and (b) Assignee shall have the right to assign its rights hereunder and under the Agreement under the conditions provided in the Loan Agreement with respect to Loan Documents.
     10. This Assignment may only be amended by a writing executed by Assignor and Assignee.
     11. This Assignment constitutes the final and entire agreement with respect to the collateral assignment of rights under the Agreement from the Assignor to the Assignee and any term, covenant or provision not set forth herein shall not be considered a part of this Assignment.
[signatures appear on following page]

     IN WITNESS WHEREOF, each of the parties has duly executed this Assignment as of the date first written above.

Assignor:

RedEnvelope, Inc.

By:	/s/ Polly Boe

Name: Polly Boe
Title: Chief Financial Officer

Assignee:

Wells Fargo Retail Finance, LLC

By:	/s/ David Molinario

Name: David Molinario
Title: Vice President